CONEXANT SYSTEMS, INC.

As of November 9, 2004

Armando Geday
c/o Conexant Systems, Inc.
100 Schulz Drive
Red Bank, NJ 07701

Re: Separation Agreement

Dear Armando:

This letter agreement (this “Separation Agreement”) sets forth the agreement between you and Conexant Systems, Inc. (the “Company”) with respect to your resignation (i) as Chief Executive Officer of the Company effective as of the date set forth on the first page of this Separation Agreement (the “Effective Date”), (ii) as a Director of the Company and a member of the Investment Committee effective as of November 12, 2004 and (iii) from any other offices and directorships held with the Company’s subsidiaries and affiliates effective as of the date set forth on the signature page of this Separation Agreement (the “Delivery Date”). For purposes of the Employment Agreement entered into as of January 15, 2004 between you and the Company (the “Employment Agreement”), your resignation will be treated in the same manner as a termination pursuant to Section 9(d) of the Employment Agreement (as amended pursuant to paragraph 3 below) and the Date of Termination under the Employment Agreement will be the Effective Date. Capitalized terms used herein and not otherwise defined herein shall have the meanings set forth in the Employment Agreement.

1. Continuation Period. You hereby acknowledge your resignation (a) as Chief Executive Officer of the Company effective as of the Effective Date and (b) as a Director of the Company and a member of the Investment Committee effective as of November 12, 2004, and you hereby resign from any other offices and directorships held with the Company’s subsidiaries and affiliates (collectively, the “Resignations”). You will no longer possess the powers, duties and responsibilities (x) of the Chief Executive Officer of the Company from and after the Effective Date or (y) of a Director of the Company or a member of the Investment Committee from and after November 12, 2004. During the Continuation Period (as defined below), you will be placed on salary continuation and will continue to be an employee of the Company, but you will not be an executive officer and will have no authority to, and will not, represent, act for, bind, or commit the Company in any manner whatsoever. During the Continuation Period, you will continue to make yourself available to provide services to the Company from time to time at such times and upon such terms and conditions as the Company’s Chief Executive Officer shall reasonably request.

During the Continuation Period, you will continue to be required to abide by Section 10 of the Employment Agreement (as amended pursuant to paragraph 3(b) below); provided that you will be permitted to seek other employment or contract work during the Continuation Period as long as such other employment or contract work is consistent with and not in violation of the provisions of Section 10 of the Employment Agreement (as amended pursuant to paragraph 3(b) below). During the Continuation Period, you will not be deemed a person listed on Exhibit A attached to the Company’s Insider Trading Policy who is automatically subject to the Trading Window (as defined in the Insider Trading Policy); provided, however, that you acknowledge and agree that during the Continuation Period you will be subject to and will comply with the Insider Trading Policy to the extent that you are in possession of Material Nonpublic Information (as defined in the Insider Trading Policy) regarding the Company or any of its subsidiaries and affiliates.

For purposes of this Separation Agreement, “Continuation Period” shall mean the period commencing on the Effective Date and ending on June 30, 2005.

2. Separation Benefits. In connection with the Resignations, the parties mutually agree as follows:

(a) Benefits. In exchange for your execution of the general release set forth as Exhibit A hereto (the “General Release”), your agreement to the amendments to the Employment Agreement set forth in paragraph 3 below and your commitment to abide by the covenants contained or referred to in paragraphs 4(a), (b), (c) and (d) below, effective upon the Release Effective Date (as defined in the General Release):

(i) the Company will pay to you the amounts payable by the Company pursuant to Section 9(d)(i) of the Employment Agreement as set forth in Annex I hereto;

(ii) during the Continuation Period and thereafter until the second anniversary of the Effective Date, the Company will provide you with the benefits described under Section 9(d)(ii) of the Employment Agreement; upon the expiration of the Continuation Period, the Company will pay you in a lump sum in cash an amount equal to the amount required to cover the cost of your continued health benefits for the period from the expiration of the Continuation Period until the second anniversary of the Expiration Date; and from the expiration of the Continuation Period until the second anniversary of the Effective Date, you agree (A) to elect such continued health benefits coverage in accordance with the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”) and the terms of the applicable plans, (B) to submit required premium payments for such coverage in accordance with COBRA and the terms of such plans, and (C) that such coverage will run concurrently with the Company’s obligations under COBRA and applicable state law;

(iii) during the Continuation Period, the Company will continue to pay you your Base Salary in accordance with normal Company payroll practices, subject to any applicable withholding taxes; provided, however, that you will no longer be entitled to any regular annual review of your Base Salary in accordance with the Company’s policy; provided, further, that in the event of your death prior to the end of the Continuation Period, the Company will pay to your estate the remaining amount of your Base Salary from your date of death to the expiration of the Continuation Period in a lump sum;

(iv) during the Continuation Period, you will continue to be eligible to participate in any benefit plans and programs of the Company, including any equity program or equity-based plan, but excluding (A) regular annual review of your Base Salary, (B) vacation benefits and (C) incentive or bonus compensation, to the same extent that a non-executive employee of the Company is entitled to participate in such benefit plans and programs; and

(v) as soon as practicable following the Release Effective Date, the Company will pay to you the sum of $10,000 in cash (less applicable withholding in accordance with (d) below)) to enable you to purchase a replacement equipment.

(b) Vacation. The Company will promptly pay to you any accrued and unpaid vacation as of the Effective Date in accordance with and subject to the Company’s vacation pay policy. You will not accrue any vacation during the Continuation Period.

(c) Business Expenses. Upon receipt of written receipts and appropriate supporting documentation, the Company will reimburse you for reasonable business expenses incurred by you (i) through the Effective Date, in accordance with and subject to the Company’s business expense reimbursement policy and (ii) during the Continuation Period, to the extent such expenses are approved in advance by the Chief Executive Officer of the Company.

(d) Applicable Withholdings. To the extent required by law, the Company will withhold from any payments due to you under this Separation Agreement or the Employment Agreement, any applicable federal, state or local taxes and such other deductions as are prescribed by law.

3. Employment Agreement Amendments. In consideration of the benefits provided to you by the Company pursuant to paragraph 2(a), you acknowledge and agree to the following:

(a) Clause (iii) of the first paragraph of Section 9(d) of the Employment Agreement is hereby amended to read in its entirety as follows (it being understood that the reduction of the period during which you may exercise your options to purchase Company Common Stock following expiration of the Continuation Period to end on the date that is thirty-five months after the Effective Date is pursuant to Section 11(a) of the Employment Agreement):

"(iii) all unvested options to purchase Company Common Stock and shares of restricted Company Common Stock held by the Executive shall become fully vested and, in the case of options, fully exercisable immediately following expiration of the Continuation Period, and the Executive (or the Executive’s legal representative or estate, in the event of the Executive’s death) shall be entitled to exercise such options until the date that is thirty-five months after the Date of Termination. For purposes of this Agreement, ‘Continuation Period’ shall mean the period commencing on the Date of Termination and ending on June 30, 2005.”

(b) The second sentence of Section 10(a) of the Employment Agreement is hereby amended to read in its entirety as follows:

“Therefore, and in further consideration of the compensation being paid to the Executive hereunder, the Executive agrees that, until June 30, 2006 (the “Restricted Period”), the Executive shall not directly or indirectly own, manage, control, be employed by, or consult with, (i) any of the businesses set forth in Annex II hereto or their respective subsidiaries, affiliates or successors, or (ii) any business primarily involved in the development, marketing and sale of semiconductor devices for wired and wireless broadband communications anywhere in the world, any such business described in subclause (i) or (ii) of this Section 10(a) is hereinafter referred to as a “Restricted Business”; provided, however, that such restrictions shall not prohibit the Executive from (A) serving as a member of the board of directors of any Restricted Business described in subclause (ii) of this Section 10(a), (B) becoming a partner, shareholder or employee of, or providing consulting services to, a financial investment firm which itself has or acquires an interest in a Restricted Business, or (C) making passive investments in any Restricted Business amounting to no more than three percent of the voting equity of such business.”

(c) For the avoidance of any doubt, you understand and acknowledge that you will also be subject to the provisions of Section 10(b) of the Employment Agreement until June 30, 2006.

4. Covenants. You understand and acknowledge that you will not be entitled to the separation benefits described in paragraph 2 until the Release Effective Date (as defined in the General Release). In connection with such separation benefits, and in addition to your commitment to execute the General Release, you agree to abide by the following restrictions effective as of the Release Effective Date:

(a) Confidentiality. You acknowledge that during your employment with the Company you have been privy to all types of information that the Company and its related entities consider proprietary and/or confidential (“Confidential Information”). Such Confidential Information includes, without limitation, operation plans and techniques, customer lists and contact information, customer preferences, product and supply costs, financial information, trade secrets, and other intellectual property, in each case belonging to the Company and/or its related entities (except that information that is readily available in the public domain will not be considered to be Confidential Information). You acknowledge that such Confidential Information is important to the Company and its business, and the need for the Company to keep such information confidential. Consequently, you agree to hold in the strictest of confidence, and not to use, reproduce, or otherwise disclose to any third party, such Confidential Information as long as such information remains proprietary and/or confidential. Notwithstanding the foregoing, you will be permitted to disclose any Confidential Information to the extent required by a validly issued legal process or court order, provided that you notify the Company immediately of any such legal process or court order in an effort to allow the Company to challenge such legal process or court order, if the Company so elects, prior to your disclosure of any Confidential Information.

(b) Cooperation. During the Continuation Period and for one year following the expiration of the Continuation Period, and if deemed reasonably necessary by the Company, you will reasonably assist and cooperate with the Company (and its directors, agents, and attorneys) in all respects in connection with the conduct of any pending or future action, proceeding, internal investigation, governmental or regulatory investigation, civil or administrative proceeding, arbitration, or litigation involving the Company or any of its subsidiaries or affiliates, including, without limitation, any such action, proceeding, investigation, arbitration, or litigation in which you are called to testify, and will promptly respond to all reasonable requests by the Company relating to information that may be in your possession. This obligation shall exist regardless of whether the Company is named as a party or as a subject or target of any action, proceeding, investigation, arbitration, or litigation. You will perform all acts and execute and deliver all documents that may be reasonably necessary to fulfill the obligations created by this paragraph 4(b). The Company will promptly reimburse you for any reasonable out-of-pocket and travel expenses incurred by you in connection with your fulfillment of your obligations under this paragraph 4(b), provided that such expenses have been approved by the Company, in writing, prior to your incurring the expense.

(c) Other Covenants. You acknowledge and agree that, in addition to the covenants described in this Separation Agreement, you are bound by and subject to the covenants set forth in Sections 7, 9(d), 9(e), 10 (after giving effect to the amendments to Section 10 set forth in paragraph 3(b) above), 11 and 12 of the Employment Agreement. The Company acknowledges and agrees that, in addition to its obligations under this Separation Agreement, it is bound by and subject to the covenants set forth in Sections 9(d), 11 and 12 of the Employment Agreement.

5. Neutral Reference. Upon any inquiry from your subsequent employer, or from any prospective employer with whom you have applied for employment, regarding your prior employment with the Company, the Company will provide such inquiring employer with only the following information: (a) your initial date of employment with the Company and its predecessor; (b) your last date of employment with the Company; and (c) the last positions you held.

6. General Release. If you decide to accept this separation arrangement, please return your fully executed General Release, with notarization, to me no later than 5:00 p.m. EST on January 27, 2005. Subject to and conditioned upon your execution of the General Release, upon the Release Effective Date, the Company agrees, on behalf of itself and its current and former officers, directors, agents, owners, subsidiaries, predecessors, divisions, affiliates, parents, successors and assigns, to release, acquit and forever discharge you and your heirs, executors, administrators and assigns (the “Executive Released Parties”) of and from any and all manner of Losses (as defined in the General Release) which the Company, its current and former officers, directors, agents, subsidiaries, affiliates, divisions, successors and assigns ever had, now have or may hereafter have, against the Executive Released Parties or any of them arising out of or by reason of any act or omission undertaken by you in the scope of your duties with the Company and its affiliates from the beginning of the world to the date hereof; provided, however, that the Company does not release, acquit or discharge the Executive Released Parties from: (i) any of your express obligations arising out of or in connection with this Separation Agreement or Section 7, 9(d), 9(e), 10 (after giving effect to the amendments to Section 10 set forth in paragraph 3(b) above), 11 or 12 of the Employment Agreement; and (ii) any of your acts or omissions involving fraud, dishonesty, gross negligence or willful malfeasance or violation of applicable law.

7. D&O and By-Law Coverage. The Company acknowledges and agrees that you will be covered under the policies of directors’ and officers’ liability insurance maintained by the Company and the by-laws of the Company with respect to claims arising from facts or events relating to your service as a director or officer of the Company that occurred or occur on or before the expiration of the Continuation Period to the extent provided in accordance with the terms of such insurance policies and by-laws.

8. Return of Property. You will promptly return to the Company (and not deliver to any other person or entity) any and all Company property that you have in your possession or under your control. Such property includes, without limitation, computer hardware and software, electronic equipment, keys, identification cards, files, notes, electronic storage on CD Rom or in other storage media, records, reports, customer and business information, and other documents or materials relating to the Company’s business (and all copies thereof).

9. Voluntary Agreement/Assistance of Counsel. You represent and warrant that you are entering voluntarily into this Separation Agreement, and that, except as set forth herein, no promises or inducements for this Separation Agreement have been made, and you enter into this Separation Agreement without reliance upon any statement or representation by the Company or any other person, concerning any fact material hereto. You agree and acknowledge that it is your responsibility, in conjunction with your tax advisors, to consider the effect of this Separation Agreement on your individual tax situation and that the Company Released Parties (as defined in the General Release) make no representations with regard thereto. You declare and represent that you have carefully read and fully understand the terms of this Separation Agreement, have had the advice and assistance of counsel with respect thereto, and knowingly and of your own free will, without any duress, being fully informed and after due deliberation, voluntarily accept the terms of this Separation Agreement and sign the same as your own free act.

10. Successors/Assigns. This Separation Agreement is personal to you and without the prior written consent of the Company will not be assignable by you otherwise than by will or the laws of descent and distribution. This Separation Agreement will inure to the benefit of and be enforceable by your legal representatives. This Separation Agreement will inure to the benefit of and be binding upon the Company and its successors and assigns.

11. Entire Agreement. This Separation Agreement (including Sections 7, 9(d), 9(e), 10, 11 and 12 of the Employment Agreement, as amended hereby, and any defined terms referred to in those Sections, which Sections and terms are incorporated by reference herein) constitutes the entire agreement between the parties respecting the Resignation and supersedes all prior agreements and understandings, both written and oral, between the parties, including the Employment Agreement (other than to the extent incorporated by reference herein), with respect to the subject matter hereof and thereof, there being no representations, warranties or commitments between the parties except as set forth herein or in the portions of the Employment Agreement specifically referred to herein.

12. Governing Law. This Separation Agreement will be governed by and construed in accordance with the laws of the State of New Jersey without reference to principles of conflicts of laws. This Separation Agreement may not be amended or modified otherwise than by a written agreement executed by the parties hereto or their respective successors and legal representatives.

13. Captions. Section and paragraph captions herein are for convenience only and do not constitute part of this Separation Agreement and will not be deemed to limit or otherwise affect any of the provisions herein.

14. Counterparts. This Separation Agreement may be executed in several counterparts, each of which will be deemed to be an original but all of which together will constitute one and the same instrument.

We thank you for your past service to the Company and wish you well in your future endeavors.

Best regards,

CONEXANT SYSTEMS, INC.

By: /s/ Michael H. Vishny

Name: Michael H. Vishny Title: Senior Vice President, Human Resources

I, Armando Geday, have read the above letter, understand and agree with its terms, and have received a copy.

/s/ Armando Geday

Armando Geday

Dated: 12/13/04

EXHIBIT A – GENERAL RELEASE

FOR AND IN CONSIDERATION OF certain separation benefits set forth in the letter agreement to which this General Release is attached, I, Armando Geday, agree, on behalf of myself, my heirs, executors, administrators, and assigns, to release and discharge Conexant Systems, Inc. (the “Company”), and its current and former officers, directors, employees, agents, owners, subsidiaries, predecessors, divisions, affiliates, parents, successors, and assigns (the “Company Released Parties”) from any and all manner of actions and causes of action, suits, debts, dues, accounts, bonds, covenants, contracts, agreements, judgments, charges, claims, and demands whatsoever (“Losses”) which I, my heirs, executors, administrators, and assigns have, or may hereafter have, against the Company Released Parties or any of them arising out of or by reason of any cause, matter, or thing whatsoever from the beginning of the world to the date hereof, including without limitation, my employment by the Company and the cessation thereof, my Employment Agreement made as of January 15, 2004 with the Company (the “Employment Agreement”) and any predecessor employment agreements, all matters arising under any federal, state, or local statute, rule, or regulation, or principle of contract law or common law, including but not limited to, the Worker Adjustment and Retraining Notification Act of 1988, as amended, 29 U.S.C. §§ 2101 et seq., the Fair Labor Standards Act of 1938, as amended, 29 U.S.C. §§ 201 et seq., the Family and Medical Leave Act of 1993, as amended, 29 U.S.C. §§ 2601 et seq., Title VII of the Civil Rights Act of 1964, as amended, 42 U.S.C. §§ 2000e et seq., the Age Discrimination in Employment Act of 1967, as amended, 29 U.S.C. §§ 621 et seq. (the “ADEA”), the Americans with Disabilities Act of 1990, as amended, 42 U.S.C. §§ 12101 et seq., the Employee Retirement Income Security Act of 1974, as amended, 29 U.S.C. §§ 1001 et seq., the National Labor Relations Act of 1935, as amended, 29 U.S.C. §§ 151 et seq., the New Jersey Law Against Discrimination, as amended, N.J. Stat. Ann. §§ 10:5-1 et seq., the New York State Human Rights Law, as amended, N.Y. Exec. Law §§ 290 et seq., the New York City Human Rights Law, as amended, N.Y.C. Admin. Code §§ 8-101 et seq., and any other equivalent federal, state, or local statute; provided, however, that I do not release or discharge the Company Released Parties (i) from any Losses arising under the ADEA which arise after the date on which I execute this General Release, (ii) from any claims for benefits in which I am vested that I may have under the terms of any of the Company’s benefit plans applicable to me or (iii) from any claims for a breach by the Company of its obligations under the Separation Agreement dated as of November 9, 2004 between me and the Company (including with respect to the provisions of the Employment Agreement incorporated by reference into the Separation Agreement). It is understood that nothing in this General Release is to be construed as an admission on behalf of the Company Released Parties of any wrongdoing with respect to me, any such wrongdoing being expressly denied.

I represent and warrant that I fully understand the terms of this General Release, that I have had the benefit of advice of counsel or have knowingly waived such advice, and that I knowingly and voluntarily, of my own free will, without any duress, being fully informed, and after due deliberation, accepts its terms and sign the same as my own free act. I understand that as a result of executing this General Release, I will not have the right to assert that the Company violated any of my rights in connection with my employment or with the termination of such employment.

I affirm that I have not filed, and agree, to the maximum extent permitted by law, not to initiate or cause to be initiated on my behalf, any complaint, charge, claim, or proceeding against the Company Released Parties before any federal, state, or local agency, court, or other body relating to my employment or the cessation thereof, and agree not to voluntarily participate in such a proceeding. However, nothing in this General Release shall preclude or prevent me from filing a claim with the Equal Employment Opportunity Commission that challenges the validity of this General Release solely with respect to my waiver of any Losses arising under the ADEA on or before the date on which I execute this General Release.

In connection with this General Release, I acknowledge having received an Information and Disclosure Statement provided pursuant to Section 7(f)(1)(H) of the ADEA.

I acknowledge that I have forty-five (45) days in which to consider whether to execute this General Release. I understand that such 45-day consideration period may be waived by me and that I may execute this General Release prior to the expiration of such consideration period. I understand that upon my execution of this General Release, I will have seven (7) days after such execution in which I may revoke my execution of this General Release. In the event of revocation, I must present written notice of such revocation to Michael H. Vishny at the Company, 4000 MacArthur Boulevard, West Tower, Newport Beach, CA 92660, Fax (949-483-9462).

If seven (7) days pass without receipt of such written notice of revocation, this General Release shall become binding and effective on the eighth day (the "Release Effective Date").

This General Release shall be governed by the laws of the State of New Jersey without giving effect to its conflict of laws principles.

/s/ Armando Geday	12/13/04

Armando Geday	Date

STATE OF NEW YORK ) : ss.: COUNTY OF NEW YORK ) On the 13th day of December in the year 2004, before me, the undersigned, personally appeared ARMANDO GEDAY, personally known to me or proved to me on the basis of satisfactory evidence to be the individual whose name is subscribed to the within instrument, and acknowledged to me that he executed the same in his individual capacity, and that by his signature on the instrument he executed such instrument, and that such individual made such appearance before the undersigned. /s/ Jacinta A. Fernandes Notary Public STATE OF NEW YORK )
:	ss.:
COUNTY OF NEW YORK )
On the 13th day of December in the year 2004, before me,
the undersigned, personally appeared ARMANDO GEDAY,
personally known to me or proved to me on the basis of
satisfactory evidence to be the individual whose name is
subscribed to the within instrument, and acknowledged to
me that he executed the same in his individual capacity,
and that by his signature on the instrument he executed
such instrument, and that such individual made such
appearance before the undersigned.
/s/ Jacinta A. Fernandes
Notary Public